Newmont Announces Preliminary 2010 Production and Operating Results; Portfolio Continues to Deliver

DENVER, Jan. 20, 2011 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today announced attributable gold and copper production of approximately 5.4 million ounces and 327 million pounds, respectively, for 2010, at estimated consolidated costs applicable to sales of $485 per ounce and $0.80 per pound, respectively, on a co-product basis.

Full Year 2010 Preliminary Operating Highlights(1):

  Gold and copper production of 5.4 million ounces and 327 million pounds, respectively, with gold production slightly higher and copper production approximately 45 percent higher than our 2009 levels;
  Gold and copper sales of 5.3 million ounces and 292 million pounds, respectively;
  Average realized gold and copper price of $1,222 per ounce and $3.43 per pound, 25 percent and 32 percent higher than realized in 2009, respectively;
  Estimated consolidated costs applicable to sales for gold and copper of $485 per ounce and $0.80 per pound, respectively; and
  Total capital expenditures of $1.4 billion for the year, approximately 25% of which was spent on major projects at Akyem, Conga and Hope Bay.

Q4 2010 Preliminary Operating Highlights:

  Gold and copper production of 1.4 million ounces and 74 million pounds, respectively;
  Gold and copper sales of 1.3 million ounces and 57 million pounds, respectively;
  Average realized gold and copper price of $1,368 per ounce and $4.52 per pound, respectively; and
  Estimated consolidated costs applicable to sales for gold and copper of $513 per ounce and $0.95 per pound, respectively.

"Every region in the portfolio contributed to our 2010 operating performance," commented Richard O'Brien, President and CEO. "I am pleased that our gold operating margin(2) also increased from $566 per ounce in 2009 to $737 per ounce in 2010 (an increase of 30% for the year), highlighting our increasingly attractive gold price leverage in a rising metal price environment. Benefiting from our 2010 results, we remain committed to building our business in 2011 and thereafter."

(1) Unaudited. Please see cautionary statement.

(2) Gold operating margin is calculated as the average realized gold price per ounce, less consolidated gold costs applicable to sales per ounce.

2010 Preliminary Operating Highlights

	Estimated	Estimated	Estimated Consolidated
Region	Attributable Production	Attributable Sales	Costs Applicable to Sales
	(Kozs, Mlbs)	(Kozs, Mlbs)	($/oz, $/lb)
Nevada	1,735	1,727	$565
La Herradura	174	174	$420
North America	1,909	1,901	$551
Yanacocha	749	751	$431
La Zanja	21	17	n/a
South America	770	768	$431
Boddington – Gold	728	679	$590
Other Australia/NZ	1,075	1,078	$546
Batu Hijau – Gold	364	324	$237
Asia Pacific	2,167	2,081	$474
Ahafo	545	544	$450
Africa	545	544	$450

Total Gold	5,391	5,294	$485

Boddington – Copper	58	50	$1.86
Batu Hijau – Copper	269	242	$0.69
Total Copper	327	292	$0.80

Earnings Call:

The Company's fourth quarter and 2010 earnings conference call and web cast presentation will be held on Thursday, February 24, 2011 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time).

To participate:

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7119
Leader	John Seaberg
Passcode	Newmont
Replay Number	888.293.8913
Intl Replay Number	203.369.3024
Replay Passcode	2011

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations and will be archived there for a limited time.

Cautionary Statement About Preliminary Results

We caution you that, whether or not expressly stated, all measures of the Company's fourth quarter and 2010 financial results and condition contained in this news release, including production, sales, average realized price, costs applicable to sales and capital expenditures, are preliminary and reflect our expected 2010 results as of the date of this news release. Actual reported fourth quarter and 2010 results are subject to management's final review as well as audit by the Company's independent registered accounting firm and may vary significantly from those expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied. For a discussion of factors that may adversely affect our financial results and condition, refer to the Company's 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission ("SEC"), as well as the Company's other SEC filings, available on the SEC's website at www.sec.gov. The Company will provide additional discussion and analysis and other important information about its fourth quarter and 2010 financial results and condition when it reports actual results on February 24, 2011.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com, or Monica Brisnehan, +1-303-837-5836, monica.brisnehan@newmont.com, all of Newmont Mining Corporation